UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.              )

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SOFTBRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOFTBRANDS, INC.

Two Meridian Crossings

Suite 800

Minneapolis, MN 55423

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held February 5, 2007

To the Stockholders of
SOFTBRANDS, INC.:

The Annual Meeting of Stockholders of SoftBrands, Inc. will be held on Monday, February 5, 2007, at Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA at 3:00 p.m. for the following purposes:

1)                                      To elect two Class II directors;

2)                                      To approve an amendment to the SoftBrands, Inc. 2001 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan by 1,500,000 shares; and

3)                                      To consider such other matters as may properly come before the meeting or any adjournments thereof.

Only holders of record of our common stock, our Series B Convertible Preferred Stock, our Series C-1 Convertible Preferred Stock, and our Series D Convertible Preferred Stock at the close of business on December 21, 2006, will be entitled to receive notice of and to vote at the meeting.  Stockholders who do not expect to attend the meeting in person are urged to fill in, date, sign and promptly return the proxy in the enclosed envelope.  If you later desire to revoke your proxy, you may do so at any time before it is exercised.

By Order of the Board of Directors,

Gregg A. Waldon

Secretary

Minneapolis, Minnesota
December 29, 2006

SOFTBRANDS, INC.

Two Meridian Crossings
Suite 800

Minneapolis, MN 55423

PROXY STATEMENT
Annual Meeting of Stockholders to be held
on February 5, 2007

We have prepared this proxy statement on behalf of our Board of Directors for use in soliciting proxies for our Annual Meeting of Stockholders to be held Monday, February 5, 2007 at 3:00 p.m.  The Annual Meeting will be held at Dorsey & Whitney LLP, 38 Technology Drive, Irvine, CA. We will bear the cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting of Stockholders and this proxy statement.  We have not retained a proxy solicitation agent or any other consulting firm to assist us with the proxy process.  Instead, our officers or other regular employees may solicit proxies in person, by mail, telephone or facsimile, but will not receive any special compensation for these services.  If we are unable to obtain an adequate vote on any matter, we may retain a proxy solicitation agent and pay the fees of the agent.

We believe that the only matters that will be presented at the annual meeting are:

•                                          the election of two Class II directors; and

•                                          an amendment to our 2001 Stock Incentive Plan to increase by 1,500,000 the number of shares available under the plan.

OUR BOARD RECOMMENDS A VOTE IN FAVOR OF EACH OF THESE PROPOSALS.

We have mailed a copy of our annual report to stockholders with this proxy statement.  We are mailing this proxy statement, proxy form and annual report on or about December 29, 2006.

VOTING RIGHTS AND PROCEDURES

If you return a signed and dated proxy form, we will vote your shares in the manner that you have directed.  If you complete the proxy form but do not direct us how to vote, we will vote your shares for the election of the nominees for director, and for the amendment to the 2001 Stock Incentive Plan.  The designated proxies named in the enclosed proxy form will have authority to vote in accordance with their judgment on any other matter that is presented at the annual meeting.  Holders of a majority of our outstanding common stock, Series B Convertible Preferred Stock (“Series B Preferred Stock”), Series C-1 Convertible Preferred Stock (“Series C-1 Preferred Stock”), and Series D Convertible Preferred Stock (“Series D Preferred Stock”) considered as a single class on an as-if-converted basis, must be present or represented by proxy at the annual meeting to constitute a quorum.  Cumulative voting is not permitted in the election of directors.  If you “withhold vote for” one or more directors, we will consider your shares present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of the election of the directors for whom you have abstained.  If a broker submits a proxy that indicates the broker does not have discretionary authority to vote shares, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote on the matters voted on at the meeting.  You may revoke your proxy at any time before the meeting by delivering to our corporate secretary a written notice of termination of the proxies’ authority or a signed proxy bearing a later date, or by attending the meeting and voting in person.

You must be a holder of record of our common stock, Series B Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock at the close of business on December 21, 2006, to be entitled to receive notice of and to vote at the meeting.  On December 21, 2006, we had 41,074,160 shares of common stock, 4,331,540 shares of Series B Preferred Stock, 18,000 shares of Series C-1 Preferred Stock, and 6,000 shares of Series D Preferred Stock outstanding.  Each outstanding share of common stock is entitled to one vote, each share of Series B Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 1 for 1), each share of Series C-1 Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 497.5 for 1), and each share of Series D Preferred Stock is entitled to one vote for each share of common stock into which it may be converted (currently 598.8 for 1).

PROPOSAL 1:  ELECTION OF DIRECTORS

We have a “classified” board of directors, which means that approximately one-third of our directors are elected at each annual meeting of stockholders and serve for terms of three years or until their successors are elected and qualified.  Accordingly, you are being asked to vote at the annual meeting for directors whose terms are scheduled to expire at the annual meeting of stockholders in 2010.

Two persons have been nominated for election to our Board of Directors at the Annual Meeting for terms expiring in 2010: W. Douglas Lewis and Jeffrey Vorholt.  The following information is furnished with respect to each nominee and each incumbent director as of November 30, 2006:

Nominees for Class II Director – Term Ending 2010

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
W. Douglas Lewis, 63**

Mr. Lewis has been non-executive Chairman of Open World, Ltd., a global provider of e-commerce solutions to the hospitality industry, since January 2006, and is also a Partner with The Edge Consulting Group, a strategic consulting firm specializing in the hospitality industry that he founded in May 2003. From November 2004 until March 2006, he was managing director of Leading the Way, an international ministry. From April 2004 until November 2004, Mr. Lewis was Senior Vice President and Chief Information Officer for Carnival Corporation, operator of Carnival cruise lines. From May 1997 until November 2003, he was Executive Vice President and Chief Information Officer for Six Continent Hotels and its predecessor, Holiday Inns International, operators and franchisors of more than 3000 hotels in 100 countries. Prior to that time, Mr. Lewis held executive positions in technology at AT&T/Lucent Technologies, the Pratt & Whitney division of United Technologies and General Dynamics.

May 2005

Jeffrey Vorholt, 53†

Mr. Vorholt, a CPA and an attorney, has been a visiting instructor of accountancy at Miami University (Ohio) and an Adjunct Professor of Accountancy at Xavier University since November 2001. He was Chief Financial Officer of Structural Dynamics Research Corporation, a public software company, from 1994 until its sale to Electronic Data Systems Corporation in November 2001. From 1991 to 1994, Mr. Vorholt was Senior Vice President of Accounting and Information Systems at Cincinnati Bell Telephone Company and was Senior Vice President, a director and Chief Financial Officer of Cincinnati Bell Information Systems Inc. (now Convergys) from 1991 to 1994. Mr. Vorholt also serves as a director and chairman of the Audit Committee of ABX Air, Inc.

August 2002

Incumbent Directors – Class I – Term Ending 2009

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Randal B. Tofteland, 47

Mr. Tofteland has been our Chief Executive Officer since January 2006, our President since October 2003, was our Senior Vice President of Manufacturing Operations from December 2001 until October 2003 and was President of our manufacturing operations from the date of Fourth Shift’s acquisition by AremisSoft in April 2001 until December 2001. Mr. Tofteland joined Fourth Shift Corporation in 1997 and served as Chief Operating Officer when Fourth Shift was acquired by AremisSoft in April 2001. He served as President of MedVision, Inc. from 1994 to 1997 and held various management roles with GE Medical Systems from 1982 to 1994.

August 2004

Elaine Wetmore, 45*†

Ms. Wetmore is an Adjunct Professor of Finance at St. Edwards University. She had been the Treasurer since 2003 and Chief Executive Officer from 2001 to 2002 of the Austin Entrepreneurs Foundation, a charitable foundation. From 1998 until its sale in January 2000, she was President and Chief Operating Officer of Knowledge Discovery One, Inc., a venture-backed technology start-up. Ms. Wetmore also served as Vice President and Chief Financial Officer of Tivoli Systems, Inc., a subsidiary of IBM, until 1998.

August 2002

Incumbent Directors – Class III – Term Ending 2008

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Dann V. Angeloff, 71†*

Mr. Angeloff is the founder and President of The Angeloff Company, a corporate financial advisory firm, a position he has held since 1976. He served as a director of AremisSoft‡ from April 1999 through August 2002. He also currently serves as a director of Public Storage, Inc., a New York Stock Exchange listed company, Nicholas/Applegate Growth Equity Fund, Bjurman Barry Funds, Ready Pac Foods and various private companies. He is currently chairman and past president of the Southern California Chapter of the National Association of Corporate Directors.

December 2001

George H. Ellis, 57

Mr. Ellis has been Chief Financial Officer of Global 360, Inc., a developer of business process management software, since July 2006. He also has served as our Chairman since we were formed, as our Executive Chairman from January 2006 to June 2006, and our Chief Executive Officer from our formation to January 2006. He was also Chairman and Chief Executive Officer of AremisSoft Corporation‡ from October 2001 to July 2002 and served as a director of AremisSoft from April 1999 until February 2001. Previously, Mr. Ellis served as Chief Financial Officer of Sterling Software, Inc., Chief Financial Officer and founder of Sterling Commerce, Inc., a spin-off of Sterling Software, and Executive Vice President and Chief Operating Officer of the Communities Foundation of Texas. Mr. Ellis, a CPA and an attorney, is also a director of PeopleSupport, Inc. and Blackbaud, Inc. and serves on the advisory boards of Southern Methodist University Law School, The Entrepreneurs Foundation of North Texas, and Dallas Social Venture Partners.

December 2001

John Hunt, 41

Mr. Hunt has been a partner with ABRY Partners, LLC a private equity firm focused on the media and communications industry headquartered in Boston, Massachusetts, since May 2004 and is the co-head of ABRY Mezzanine Investors, L.P. ABRY Mezzanine Investors, L.P. serves as the general partner of ABRY Mezzanine Partners, L.P., the holder of a majority of our Series C-1 Preferred Stock and Series D Preferred Stock, and is the designee to our Board of Directors under the purchase agreements under which these series of preferred stock were sold. From 1990 until May 2004, Mr. Hunt was with Boston Venture Management, Inc., private equity fund, and was a general partner with that fund since 2000. Mr. Hunt is also a director of Navtech, Inc.

August 2005

†            Member of Audit Committee.

*           Member of Compensation Committee.

           Member of Nominating and Corporate Governance Committee.

**    Member of Special Committee on Technology.

‡            We were a subsidiary of AremisSoft Corporation until August 2002 when AremisSoft’s Plan of Reorganization under Chapter 11 of the Bankruptcy Code was approved.  Both Mr. Ellis and Mr. Angeloff served as directors of AremisSoft and assisted in developing the plan for, and filing for, such bankruptcy.

The persons named in the accompanying form of proxy will vote the proxies held by them in favor of the nominees named above as Class II directors, unless otherwise directed.  If either nominee for director is unavailable for any reason, the proxy forms will be voted in accordance with the best judgment of the named proxies.  Our Board of Directors has no reason to believe that any candidate will be unavailable.

The Class II directors will be elected by a plurality of the votes cast.  Our Board of Directors unanimously recommends a vote “FOR” each of the nominees.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES, AND OTHER CORPORATE GOVERNANCE MATTERS

Our Board

Under the Delaware General Corporation Law, and our Second Amended and Restated Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of our Board of Directors.  Our Board currently consists of seven members, two of whom are standing for reelection at the annual meeting.  We require that a majority of the members of our Board of Directors be “independent” within the meaning of the requirements of the American Stock Exchange (“AMEX”) listing standards.  Our Board of Directors has concluded that each of Mr. Angeloff, Mr. Vorholt, Ms. Wetmore and Mr. Lewis, constituting a majority of our Board, is independent within the meaning of the AMEX rules.

During the fiscal year ended September 30, 2006, there were eleven meetings of our Board and all directors attended at least 75% of the meetings.  Our independent directors meet in separate, executive session without management or management directors as part of each regular meeting of the Board and met in executive session five times during fiscal 2006.

We require that all Board members use their best efforts to attend our annual stockholder meeting.  All but one of our nominated and incumbent directors who were directors at the time of our annual stockholder meeting attended the annual meeting held on May 4, 2006.

Committees of our Board

Our Board has four committees:  An Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Special Committee on Technology, each of which has a written charter.  Copies of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters are posted on our website at www.softbrands.com.

Audit Committee.  Our Audit Committee assists our Board in overseeing and monitoring our accounting and financial reporting processes, audits of our financial statements, the independence and performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee has sole authority to appoint, determine funding for, retain and oversee our independent registered public accounting firm and to pre-approve all audit services and permissible non-audit services. It is our policy to present to the entire committee proposals for all audit services and permissible non-audit services prior to engagement.

Our Audit Committee currently consists of Mr. Vorholt (Chair), Mr. Angeloff and Ms. Wetmore, each of whom is an “independent director” within the meaning of Section 301 of the Sarbanes-Oxley Act of 2002 and AMEX listing standards applicable to audit committees.  Our Board of Directors has identified both Mr. Vorholt and Ms. Wetmore as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission.  The Audit Committee met ten times during the fiscal year ended September 30, 2006 and each member of the Committee attended all meetings.

Compensation Committee.  Our Compensation Committee establishes the compensation of our executive officers, including our Chief Executive Officer, administers our stock-based benefit plans, including our 2001 Stock Incentive Plan, and makes recommendations to our Board regarding director compensation.  The Compensation Committee currently consists of Mr. Angeloff (Chair) and Ms. Wetmore, both of whom are independent directors under AMEX listing standards.  The Compensation Committee met nine times during the fiscal year ended September 30, 2006 and acted twice by written consent. Both members of the Committee attended all meetings.

Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, recommends to the Board nominees to fill vacancies in membership of the Board as they occur, recommends to the Board guidelines on corporate governance, leads the Board in an annual review of its performance and recommends directors to be appointed to Board committees.  Our Nominating and Corporate Governance Committee currently consists of Mr. Angeloff (Chair) and Mr. Vorholt, both of whom are independent directors under AMEX listing standards.  The Nominating and Corporate Governance Committee met seven times during the fiscal year ended September 30, 2006, and both members of the Committee attended all meetings.

We require that each Director be an individual of the highest character and integrity, have substantial experience which is of particular relevance to SoftBrands, have sufficient time available to devote to our affairs, and represent the best interests of all our stakeholders, including our stockholders.  The Nominating Committee has discretion as to the determination of which individuals will best fit these criteria.  The Nominating Committee will consider recommendations from stockholders as to director nominations, but has absolute discretion as to whether to recommend any individual for nomination.

Special Committee on Technology. Our Special Committee on Technology assists the Board in understanding information technology compliance when implementing internal controls in connection with Section 404 of The Sarbanes-Oxley Act of 2002, advises the Board on technology issues presented by management, and advises the Board with respect to technology issues related to acquisitions.  Our Special Committee on Technology currently consists of Mr. Lewis.

Other Corporate Governance Matters

Our Code of Conduct.  We adopted a formal corporate compliance program, including a formal Code of Conduct, in 2002.  The Code of Conduct is applicable to all of our officers, directors and employees, including our senior financial officers. It is the responsibility of any employee, officer or director to report any violations of our code of conduct to our compliance committee, and of our compliance committee to present those violations to our Audit Committee for corrective action.  Our Code of Conduct is available on our website at www.softbrands.com.

Communication With Our Board. Our Board of Directors has implemented a process by which stockholders may send written communications to the Board’s attention.  Stockholders of the Company may send written communications to the Board of Directors or any individual director by sending such communications addressed to the SoftBrands, Inc. Board of Directors c/o SoftBrands Corporate Secretary, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423.  All such communications will be compiled by the Secretary and submitted to the Board or individual director on a periodic basis.

Compensation of Our Independent Directors.  Each of our directors who is not also an employee receives director fees of $25,000 per annum, plus $2,000 per meeting for each meeting attended in person and $1,500 for each meeting attended by conference telephone.  Each member of a committee of the Board receives a fee of $1,000 per meeting, the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $4,000, the chair of the Special Committee on Technology receives an additional annual fee of $8,000 and the chair of the Audit Committee receives an additional annual fee of $12,000.  Mr. Ellis, our Chairman, receives a fixed fee of $100,000 per year, and does not receive meeting fees.

Through 2005, each outside director was also entitled to receive stock options to purchase 50,000 shares of our common stock at the then market value upon initial election to the Board, and options to purchase an additional 20,000 shares on July 31 of each year, provided they continue to serve as a director at that time. Effective February 7, 2006, we changed these grants to provide for the grant of 10,000 restricted stock units and 20,000 stock appreciation rights upon initial election, and 4,000 restricted stock units and 10,000 stock appreciation rights on July 31 of each year.

Executive Officers

In addition to Mr. Tofteland, our current executive officers include the following individuals:

Gregg A. Waldon, 45, was appointed our Senior Vice President, Chief Financial Officer and Secretary in June 2006.  From April 2003 through June 2006, Mr. Waldon was Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Stellent, Inc., a provider of content management software solutions.  He served as Chief Financial Officer, Secretary and Treasurer of Stellent from April 1999 until March 2003 and as a director of Stellent from April 1999 to August 2001.  From 1992 to April 1999, he held various financial management positions with GalaGen Inc., a publicly traded biopharmaceutical and nutritional ingredients company, where he served as Chief Financial Officer from November 1994 until April 1999. Prior to that time, Mr. Waldon was employed by PricewaterhouseCoopers LLP.

Ralf Suerken, 41, has been Senior Vice President and General Manager of our Manufacturing Software Operations since June 2005.  From July 2004 until June 2005, Mr. Suerken was Chief Operating Officer of PAGMATEK Consulting Group, Ltd., a manufacturing process consulting and SAP implementation services company.  From March 2003 until July 2004, Mr. Suerken was Vice President Americas—Services for Portal Software, Inc.  From August 2000 until February 2003, Mr. Suerken held various positions with SAP, managing several business units for marketplaces in the Americas and serving as Vice President of Professional Services.  From January 1990 to July 2000, Mr. Suerken was Chairman and Chief Executive Officer of Itelligence Group, an SAP systems integrator.

Steven J. VanTassel, 44, has been Senior Vice President and General Manager of our Hospitality Software Operations since June 2005.  From August 2004 until March 2005, Mr. VanTassel was Chief Operating Officer of Agiliti, Inc., a Minneapolis-based provider of managed data center hosting services.  He was Chief Operating Officer of JDL Technologies, Inc., a technology solutions consulting company, from October 2002 until July 2004 and held various leadership positions at Net Perceptions, Inc. from September 1998 to July 2002, including senior vice president of products. Prior to joining Net Perceptions, Mr. Van Tassel held various positions in sales and e-commerce at IBM.

EXECUTIVE COMPENSATION

Compensation Committee Report of the Board of Directors

The Compensation Committee of our Board of Directors, a committee consisting of two independent, non-employee directors, approves the compensation for our executive officers and the Board of Directors ratifies the decisions of the Compensation Committee.  The Compensation Committee also administers, with respect to all eligible recipients, our 2001 Stock Incentive Plan.  The members of our Compensation Committee during fiscal 2006 were Mr. Angeloff (Chair) and Ms. Wetmore.

Compensation Philosophy and Objectives.  The software industry for enterprise resources planning is both mature, competitive and consolidating.  Executives who have been successful growing public companies in this market are frequently the subject of offers from competing companies and there has been considerable movement of executives in the industry.  It has been our objective to retain the type of management capable of successfully growing SoftBrands to be a significant competitor in both the manufacturing and hospitality software markets and that ultimately generates increased value for stockholders.

Accordingly the objective of our compensation policies is to:

•                                          Reward the achievement of corporate and individual performance goals;

•                                          Provide compensation that enables us to attract and retain key executives; and

•                                          Provide a total compensation package that is aligned with our performance and the interests of our stockholders.

Consistent with those objectives, our policy is to:

•                                          Set annual salary of our executives at or about the average level of the peer group;

•                                          Establish total cash compensation, assuming targeted performance, at approximately the 60th percentile of the total cash compensation for the peer group;

•                                          Set equity incentives at approximately midway between the 50% and 75% level of the peer group; and

•                                          Because of the rate of equity consumption that would result, base equity incentives primarily on percentage of the Company rather than on Black-Scholes values.

Factors Influencing our Fiscal 2006 Compensation Decisions.  Fiscal 2006 was a year of management transition for SoftBrands.  We had retained the two executives who manage our two principal business segments, Mr. Suerken and Mr. VanTassel, only three months prior to the beginning of the fiscal year.  In a transition encouraged by Mr. Ellis, Mr. Tofteland became our Chief Executive Officer in January 2006 and Mr. Ellis stepped down as our CEO and became Executive Chairman.  Completing this transition, Mr. Ellis ceased being an employee and became solely a member of, and Chairman of, our Board of Directors in June 2006.  Completing our management transitions and, finalizing the core of our new management team, we retained Mr. Waldon as our new Chief Financial Officer in June 2006.

Accordingly, the compensation of our executive officers during fiscal 2006 was heavily influenced by market requirements for recruitment of new executives and our contractual commitments to those executives once they were retained, as well as our contractual commitments to transitioning executives.

We also became subject to income statement recognition of equity compensation expense under SFAS No. 123(R) for the first time in fiscal 2006, and took several steps to maintain equity as an important tool to retain and provide incentive to executives, while controlling the degree of expense it creates.  At the end of our first fiscal quarter in December 2005, we adopted a policy to make annual renewal or “refresher” grants in the form of restricted stock units and stock-settled stock appreciation rights, rather than the stock options that had been the previous focus of our equity compensation policy.

Our Compensation Committee held meetings in May, June, August and September 2005 to consider new hiring decisions and compensation decisions for the 2006 fiscal year, and met again in November and December 2005 to finalize the new equity incentive plans. As part of the decisions for Mr. Tofteland, our CEO and Mr. Latzke, our former CFO, we reviewed statistical information provided by our compensation consultant for comparably situated executives, and also reviewed statistical information for software companies with between $60 million and $200 million of annual revenue gather by our Vice President –Human Resources from Culpepper, an online service that provides compensation statistics.  For Mr. Ellis, our decisions were made in the context of an existing employment contract and transition agreement.

In general, we provide three forms of compensation to executives: cash based salary, annual cash based bonus, and longer term equity incentives.

Base Salary.  In recognition of the significantly increased responsibilities he assumed, and based on the statistical information that was available, the Compensation Committee increased the base salary of Mr. Tofteland by 11% for fiscal 2006 to $350,000.  The Committee believes this placed Mr. Tofteland’s salary at slightly less than the fiftieth percentile for similarly situated executives.

Based on contractual obligations, the Committee maintained the salary of Mr. Ellis for the first quarter of fiscal 2006 at the same level as fiscal 2005.  We negotiated a transition agreement with Mr. Ellis in September 2005 that replaced his employment agreement.  The transition agreement was designed to cause Mr. Ellis to continue to provide executive services, in the position of Executive Chairman, for a period of time after he stepped down at a cost that amortized what would have been a severance payment—$200,000 per year.  Mr. Ellis served in this capacity for six months and we paid $100,000 to him during that time for his services.  In late June, Mr. Ellis completed the transition by stepping down as Executive Chairman and assuming the role as a director and Chairman of our board.  He receives fees of $100,000 per annum plus director equity benefits for this position.

Because of their recent hiring, we maintained the fiscal 2006 salaries of Mr. Suerken and Mr. VanTassel at the same level as the last three months of fiscal 2005.  Because his salary remained competitive based on available comparisons, we also retained the salary of Mr. Latzke during fiscal 2006 at the same level as fiscal 2005.  Mr. Waldon’s salary was determined by negotiation at commencement of his employment.

Bonus.  Our Compensation Committee annually establishes a bonus program for executive officers that is keyed to our budgeted performance and specifically to operating profit.  The program for fiscal 2006 required that we generate operating profit of at least 90% of budgeted operating profit for any bonus to be payable.  At this 90% level, the executives were entitled to 50% of their targeted bonus.  The bonus increased linearly from 50% for performance at 90% of budgeted operating profit to 100% for performance at budgeted operating profit and entitled the executive to 1% of targeted bonus for each percentage by which operating profit exceeded budget.  One-eighth of the bonus is paid quarterly if the quarterly operating profit budget is achieved, and the balance is paid based on annual achievement. This bonus was based on consolidated operating profit for Mr. Tofteland, on hospitality only operating profit for Mr. VanTassel, and 75% on manufacturing operating profit and 25% on consolidated operating profit for Mr. Suerken.

We set Mr. Tofteland’s targeted bonus at $325,000, which if achieved would have placed his total compensation, with his base salary, at slightly less than the 75th percentile for comparable companies from the statistical surveys we reviewed.  Because we achieved budgeted operating profit for only one quarter during fiscal 2006, Mr. Tofteland received a bonus of only 1/8 of target or $40,625.  Mr. Suerken was paid a discretionary bonus of $7,500 for his efforts during 2006.  We reset the budget for our hospitality segment based on substantially changed operations in February 2006. Based on the reset budget, Mr. VanTassel was paid a bonus of $25,000 with respect to fiscal 2006.

Mr. Ellis was entitled to a bonus equal to one quarter of his prior years’ bonus if he successfully completed the management transition by December 31, 2005, and we authorized and paid that bonus when the transition was completed.  Mr. Waldon, who commenced employment in June, was entitled to, and we paid, a guaranteed bonus of $30,000 if he remained an employee through the end of the fiscal year.

Long-Term Incentive.  Historically, we have used options granted under our 2001 Stock Incentive Plan as our primary long-term incentive.   Starting in fiscal 2006, however, we have instead replaced options with restricted stock units and stock appreciation rights.  We grant stock-settled stock-appreciation rights in connection with the original retention of employees, and in connection with promotions.  We grant a combination of restricted stock units and stock-settled stock appreciation rights annually as additional incentives and time those grants at the end of the calendar year.  We limit grants to management-level employees, and provide proportionately more stock appreciation rights, which have higher potential for appreciation and for absence of value if our stock price does not increase, to upper levels of management in connection with annual grants.  We make grants only at the fair market value on the date of the meeting at which they are approved.

On December 29, 2005, and in connection with annual grants to all management level employees, we granted to Mr. Tofteland a stock-settled appreciation right, vesting annually over a period of four years, with respect to 75,000 shares of common stock, and an additional restricted stock unit with respect to 25,000 shares that vests if, with respect to fiscal 2006, we report no material weaknesses in internal control on financial reporting, or, with respect to fiscal 2007, we either report  no material weaknesses in internal control on financial reporting or are not required to include a management’s report and accountant’s report on internal control.  We made smaller grants to Mr. Suerken and Mr. VanTassel, and made a contractually required grant to Mr. Ellis at the same time.  In connection with his retention, we granted Mr. Waldon a 300,000 share stock appreciation right in June 2006.

Other Benefits.  We generally provide our executives with the same welfare benefits as all of our employees.  We also provided automobile allowances for Mr. Tofteland and Mr. Latzke, medical reimbursement for Mr. Tofteland, Mr. Ellis and Mr. Latzke, and tax planning services for Mr. Tofteland and Mr. Ellis.  We do not provide other perquisites to our executives.

Dann V. Angeloff, Chairman
Elaine Wetmore

Summary Compensation Table

The cash and non-cash compensation that we have paid during the fiscal years ended September 30, 2004, September 30, 2005, and September 30, 2006, or that was earned by, our Chief Executive Officer and each of our other executive officers whose cash compensation exceeded $100,000 is detailed in the following table.

							Awards
		Annual Compensation						Securities
Name and Principal Position	Year	Salary		Bonus		Other Annual Comp	Restricted Stock Units(1)	Underlying Options/ SARs	All Other Comp

Randal B. Tofteland	2006	$346,550	(2)	$40,625		$—	$52,000	75,000	$7,872	(3)
President and CEO	2005	312,800	(2)	305,000		—	—	60,000	4,291	(3)
	2004	276,550	(2)	290,444		—	—	500,000	3,383	(3)

George H. Ellis	2006	240,000	(4)	62,500	(4)		20,800	20,000	10,000	(3)
Chairman	2005	360,000		366,667	(5)	—	—	—	4,291	(3)
	2004	306,250		380,747	(5)	—	—	500,000	3,383	(3)

Gregg A. Waldon (6)	2006	120,602		30,000		—	—	300,000	—
SVP, CFO, Secy

Ralf Suerken (7)	2006	250,000		7,500		—	20,800	25,000	—
SVP	2005	83,333		—		—	—	200,000	—

Steven J. VanTassel (7)	2006	230,000		25,000		—	20,800	25,000	—
SVP	2005	76,667		—		—	—	150,000	—

David G. Latzke(8)	2006	214,050	(2)	7,813		68,750	20,800	25,000	5,000	(3)
Former CFO	2005	232,800	(2)	228,333	(5)	—	—	—	4,290	(3)
	2004	232,800	(2)	243,145	(5)	—	—	200,000	4,290	(3)

(1)          Based on the closing price of $2.08 reported by the AMEX on December 29, 2005, the date of the award.

(2)          Includes automobile allowances of $7,800.

(3)          For 2006, consists of medical reimbursement and tax planning services.  For 2005 and 2004, consists of contributions to our 401(k) plan.

(4)          For 2006, includes compensation for services as Chief Executive Officer through December 31, 2005 and as Executive Chairman through June 30, 2006.  Does not include $75,000 of fees paid for services as Chairman of the Board for the nine months ended September 30, 2006.

(5)          Bonus includes in both 2004 and 2005 $116,667 for Mr. Ellis and $58,333 for Mr. Latzke awarded in connection with the successful AremisSoft reorganization in 2002 and paid in 2004 and 2005.

(6)          Mr. Waldon was appointed Senior Vice President, Chief Financial Officer, and Secretary of the Company as of June 2, 2006.

(7)          Mr. Suerken became our Vice President—Manufacturing and Mr. VanTassel became our Vice President—Hospitality on May 31, 2005.

(8)          Mr. Latzke resigned his positions with the Company effective as of June 2, 2006.  “Other Annual Compensation” reflects the severance paid to Mr. Latzke in 2006.

Long-Term Incentive Plan Awards/Employment Agreements

Other than our 2001 Stock Incentive Plan, we do not maintain any long-term incentive plans.

We have an employment agreement with Mr. Tofteland, and have severance pay agreements with Mr. Waldon, Mr. Suerken, and Mr. Van Tassel.  Our former employment agreement with Mr. Ellis was superseded effective January 1, 2006 by a Transition Agreement.  Pursuant to a Letter Agreement we entered into with Mr. Ellis in June 2006, we clarified our obligations to Mr. Ellis under the Transition Agreement and his services as Executive Chairman ended June 30, 2006.  Mr. Ellis remains Chairman of our Board of Directors and receives $100,000 in annual compensation for his services in this position, but is not entitled to incentive compensation.  Mr. Ellis’ services as Chairman of the Board will continue through at least December 31, 2008.  Mr. Ellis received 10,000 restricted stock units and 20,000 stock appreciation rights on January 1, 2006 and, consistent with the Company’s policy for outside directors, will receive 4,000 restricted stock units and 10,000 stock appreciation rights on July 31 of each year, commencing in 2007.

The employment agreement for Mr. Tofteland provides for:

•                                          A one year term, automatically renewed unless terminated on 60 days notice;

•                                          An annual salary and bonus participation, plus reimbursement of expenses, vacation, standard medical and health benefits, and allowances for both tax planning and health insurance reimbursement;

•                                          If terminated by SoftBrands without cause, payment of all accrued salary and all bonuses, severance equal to a multiple of salary plus health benefits and acceleration of all non-vested stock options;

•                                          Severance equal to a higher multiple of salary plus health benefits if terminated by SoftBrands without cause, or by the executive for good reason, after a change of control;

•                                          A covenant not to compete during employment and for one year after termination; and

•                                          Confidentiality and intellectual property assignment obligations.

Mr. Tofteland’s employment agreement provides that, if terminated prior to a change in control, he is entitled to continued salary payments for one year at his annual salary plus annual targeted bonus, and after a change of control, a lump sum payment equal to twice his annual salary, plus the amount of his targeted bonus.  Under Mr. Tofteland’s employment agreement, all stock based benefits (options, restricted stock units and stock appreciation rights) accelerate and become fully vested and remain exercisable for their term if termination is by SoftBrands without cause.

The severance pay agreements with Mr. Waldon, Mr. Suerken, and Mr. Van Tassel provide that each will be entitled to severance equal to six months salary upon termination within one year after a change of control, and to acceleration of vesting of all stock-based benefits.

Mr. Latzke resigned his positions with the Company effective as of June 2, 2006.  Pursuant to his amended employment agreement, his resignation was considered a termination without cause for purposes of severance benefits.  As a result, we paid Mr. Latzke all accrued but unpaid salary as of June 2, 2006, and since such date we have paid, and until June 4, 2007 will continue to pay, Mr. Latzke’s base salary as in effect on June 2, 2006.  In addition, and in accordance with his employment agreement, all of Mr. Latzke’s options, stock appreciation rights and restricted stock units to acquire shares of the

Company’s common stock that were unvested as of June 2, 2006 became vested effective upon his termination and remain exercisable for their term.

Stock Options/Stock Appreciation Rights

We grant options, restricted stock units and stock appreciation rights (“SARs”) from time to time under our 2001 Stock Incentive Plan.  Our Compensation Committee may grant these stock based benefits to our executive officers, other employees and consultants under the 2001 Stock Incentive Plan.

The following table provides information about options and stock appreciation rights that we granted during fiscal 2006 to the executive officers named in the summary compensation table:

Option/SAR Grants in Fiscal 2006

					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total			Annual Rates of
	Underlying	Options/SARs			Stock Price
	Options/	Granted To	Exercise		Appreciation for
	SARs	Employees in	Price	Expiration	Option Term (1)
Name	Granted	Fiscal 2006	($/Share)	Date	5%	10%
Randal B. Tofteland	75,000	4.7%	2.13	12/29/2010	$44,135	$97,529
George H. Ellis	20,000	1.3%	2.13	12/29/2010	11,770	26,007
Gregg A. Waldon	300,000	18.8%	1.72	6/2/2011	142,561	483,153
Ralf Suerken	25,000	1.6%	2.13	12/29/2010	14,712	32,510
Steven J. VanTassel	25,000	1.6%	2.13	12/29/2010	14,712	32,510
David G. Latzke	25,000	1.6%	2.13	12/29/2010	14,712	32,510

(1)                  These amounts represent the realizable value of the option or SAR from the date of grant until termination, without discounting to present value, assuming appreciation in the market value of the common stock from the last sale price on the date of grant at the rates indicated.  Actual gains, if any, on exercise are dependent on the future performance of the common stock and overall stock market conditions.  The amounts reflected in this table may not necessarily be achieved.

None of our executive officers exercised options or SARs during fiscal 2006.  The following table provides information regarding options and SARs held by our executive officers at September 30, 2006:

Aggregated Option/SAR Exercises in 2006 and Option/SAR Values as of September 30, 2006

			Number of Securities		Value of Unexercised
	Shares		Underlying		In-the-Money
	Acquired		Unexercised Options/SARs at		Options/SARs at
	on	Value	September 30, 2006		September 30, 2006 (1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Randal B. Tofteland	—	—	880,000	355,000	$42,000	$42,000
George H. Ellis	—	—	1,406,667	263,000	37,500	37,500
Gregg A. Waldon	—	—	—	300,000	—	—
Ralf Suerken	—	—	50,000	175,000	—	—
Steven J. VanTassel	—	—	32,500	137,500	—	—
David G. Latzke	—	—	825,000	—	30,000	—

(1)                  Represents the difference, if positive, between the exercise price and the $1.65 closing price on September 29, 2006 (the last trading day in fiscal 2006), multiplied by the number of shares subject to the option or SAR.

Equity Compensation Plan Information

The following table describes shares of our common stock that are available on September 30, 2006 for purchase under outstanding options, or reserved for issuance under options or other rights that may be granted in the future, under our equity compensation plans:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding those reflected in column (a))
Equity compensation plans approved by security holders:
2001 Stock Incentive Plan	11,367,783	$2.19	2,092,754
Equity compensation plans not approved by security holders	—	—	—
Total	11,367,783	$2.19	2,092,754

SHAREHOLDER RETURN

The following graph compares the cumulative total shareholder return on our common stock from March 15, 2005 (the date our registration under Section 12(g) of the Securities Exchange Act of 1934 became effective) through September 30, 2006 with the cumulative total return on a broad market index (the AMEX US Index) and a peer group index (the AMEX Technology Index).  In each case, we have calculated the cumulative return assuming an investment of $100 on March 15, 2005, and reinvestment of all dividends.

CERTAIN TRANSACTIONS

ABRY Partners

John Hunt, a member of our Board of Directors, is a partner of ABRY Partners and is the designee of ABRY Mezzanine Partners L.P. (“ABRY”) to the Board pursuant to a purchase agreement for the Series C Convertible Preferred Stock (“Series C Preferred Stock”) dated August 17, 2005.  On August 17, 2005, ABRY purchased 15,000 shares of Series C Preferred Stock and warrants to purchase 1,000,000 shares of common stock for $15,000,000.  Mr. Hunt became a director as designee of ABRY in accordance with the purchase agreement for the Series C Preferred Stock and the Certificate of Designations, Preferences and Rights of the Series C Preferred Stock.  The purchase agreement also includes a number of restrictions on our operations and provides ABRY, as the holder of a majority of the Series C Preferred Stock, with a right of first refusal to purchase its percentage ownership interest in equity securities we sell privately, a right to appoint an investment banker to assist in sale of SoftBrands if we breach certain covenants and agreements, access and information rights and, under a related investor rights agreement, registration rights with respect to the common stock issuable upon conversion of the Series C Preferred Stock and warrants.  We paid ABRY a financing fee of $150,000 in connection with the transaction and reimbursed ABRY for $527,000 of costs.

On August 14, 2006, in connection with the financing of the acquisition of MAI Systems Corporation, we also sold ABRY 5,000 shares of our Series D Preferred Stock and warrants to purchase 333,333 shares of our common stock for gross sales proceeds of $5,000,000.  We simultaneously exchanged 18,000 shares of our Series C-1 Preferred Stock on a share for share basis for all 18,000 shares of the outstanding Series C Preferred Stock, including the 15,000 shares held by ABRY. The Series C-1 Preferred Stock is identical to the Series C Preferred Stock except that it carries an 8% dividend rate, compared to the 6% rate of the Series C Preferred Stock.  The purchase agreement for the Series D Preferred Stock is similar to the purchase agreement for the Series C Preferred Stock in that it includes similar covenants and provides ABRY with a similar right of first refusal, appointment right, access and information rights and, under a restated investor rights agreement, registration rights.  We paid ABRY a financing fee of $250,000 in connection with the Series D transaction and reimbursed ABRY for $108,000 of costs.

Capital Resource Partners IV

Effective November 26, 2002, we borrowed $20,000,000 from Capital Resource Partners IV, L.P. (“CRP”), an institutional investor that had no relationship with us prior to this transaction, pursuant to a Senior Subordinated Note and Warrant Purchase Agreement. As partial consideration for these borrowings, we issued to CRP a warrant to purchase up to 6,956,715 shares of our common stock at a price of $0.57 per share.  In November 2003, we amended the purchase agreement to, among other things, increase the interest rate to 14%, and decrease the exercise price of the warrant to $0.40.

In order to avoid continuing expense caused by a put feature in the warrant, on August 18, 2004 we exchanged, for CRP’s existing warrant, (i) a new warrant to purchase 4,016,518 shares of common stock at $1.06 per share that did not carry the repurchase right, and (ii) 4,335,540 shares of our Series B Preferred Stock.  We recognized $1,845,000 of financing expense, net of the value assigned to the warrant, because of this exchange.

In accordance with the original note and warrant purchase agreement, CRP has the right to appoint one of our directors, or to appoint a representative to attend all of our board and committee meetings. Robert Ammerman exercised the board visitation rights until January 2006 when CRP notified us that it will no longer attend Board meetings.  We paid CRP a total of $13,000 in director and board visitation fees during the fiscal year ended September 30, 2006 and issued to CRP options totaling 71,236 shares.  Since November 2002, we have issued CRP director options for an aggregate of 110,000 shares of common stock.  We also have an obligation under an associated agreement to allow CRP to include some of the shares it acquires on exercise of the warrants or conversion of the preferred stock in registration statements that we might file, and to file registration statements on CRP’s behalf if it so requests.

Under the note and warrant purchase agreement, CRP has the right to purchase a pro rata portion (based on its percentage ownership on a fully converted basis) of any securities we offer or sell in a private transaction, excepting up to 8,400,000 shares of common stock issued under employee benefit plans approved by the board and stockholders. Because we have granted options and other stock based benefits for in excess of 8,400,000 shares, we have been obliged to issue to CRP stock-based benefits representing its pro rata portion of the excess and will, unless CRP agrees to amend this provision, be required to issue stock based benefits to CRP representing its pro rata share of any benefits we grant under the increased reservation approved in Proposal 2. Through September 30, 2006, CRP had received options to purchase 364,938 shares under this provision, 71,236 of which were issued in the year ended September 30, 2006.

Effective August 4, 2005, we prepaid $8,000,000 principal amount, plus accrued interest, on the note, plus a redemption premium of $190,000. We also amended the note to adjust remaining payments, add prepayment events, provide for a redemption premium, and reduce the covenant requirements.  CRP purchased 3,000 shares of Series C Preferred Stock and warrants to purchase 200,000 shares of common stock for $3,000,000 on August 17, 2006 in the transaction we described above.  We paid CRP a fee of $215,000 for its consent to this transaction as the holder of all outstanding shares of Series B Preferred Stock.  We simultaneously repaid the $12,000,000 principal amount and $224,000 accrued interest remaining on the note to CRP and paid a $390,000 prepayment penalty.  CRP released the collateral securing the note and the subsidiary guarantees. CRP received registration rights with respect to the common stock issuable upon conversion of the Series C Preferred Stock and warrants as well as the benefits of a number of covenants contained in the purchase agreement.

CRP received 3,000 shares of Series C-1 Preferred Stock on August 14, 2006 in exchange for its Series C Preferred Stock, and we paid CRP a $75,000 fee, as holder of our Series B Preferred Stock, for its consent to the transactions relating to the Series D Preferred Stock.  On September 8, 2006, CRP purchase 1,000 shares of Series D Preferred Stock and warrants to purchase 66,667 shares of common stock for $1,000,000 and we paid CRP a transaction fee of $20,000 and reimbursed CRP for costs of $15,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information at December 15, 2006, about the ownership of our common stock by each person known to us to beneficially own 5% or more of our common stock, by each of our directors, and by each of our executive officers.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class

Capital Resource Partners IV, L.P. (2) 85 Merrimac Street, Suite 200 Boston, Massachusetts 02114	10,216,354	19.9%

John Hunt ABRY Mezzanine Partners L.P. (3) 111 Huntington Avenue Boston, MA 02199	11,804,031	22.3%

Info-Quest SA (4) 25 Pantou Street 17671 Kallithea, Athens, Greece	4,050,659	9.9%

Kellogg Capital Group LLC (5) 55 Broadway, 4th Floor New York, NY 10006	3,741,116	9.1%

Dann V. Angeloff	352,588	*

George H. Ellis (6)	1,701,711	4.0%

W. Douglas Lewis	37,999	*

Randal B. Tofteland	1,063,750	2.5%

Jeffrey Vorholt	120,499	*

Elaine Wetmore	107,999	*

Gregg A. Waldon	0	*

Ralf Suerken	58,750	*

Steven J. VanTassel	56,250	*

All directors and executive officers as a group (10 people) (7)	3,499,546	7.9%

*                 Less than 1%

(1)          Includes for Mr. Angeloff  346,666 shares, for Mr. Ellis 1,667,000 shares, for Mr. Lewis 36,666 shares, for Mr. Tofteland 1,038,750 shares, for Mr. Vorholt 106,666 shares, for Ms. Wetmore 106,666 shares, for Mr. Suerken 58,750 shares, for Mr. VanTassel 41,250 shares, and, for all directors and executive officers as a group, 3,402,414 shares that may be acquired upon exercise of options or stock appreciation rights, or vesting of restricted stock units, that become exercisable or vested within 60 days.

(2)          Based on Schedule 13G filed February 1, 2006 on behalf of Capital Resource Partners IV, L.P., CRP Partners IV, L.L.C., its general partner, and Robert C. Ammerman, Stephen M. Jenks, and Alexander S. McGrath, its members.  Consists of warrants to purchase 4,216,518 shares of common stock, options to purchase 175,759 shares of common stock, 4,331,540 shares of Series B Preferred Stock, initially convertible into 4,331,540 shares of common stock and 3,000 shares of Series C-1 Preferred Stock initially convertible into 1,492,537 shares of common stock.  See the discussion under “Certain Transactions” above.

(3)          John Hunt is a director designated by ABRY Mezzanine Partners L.P.  Based on Schedule 13D filed August 25, 2006 on behalf of ABRY Mezzanine Partners L.P., the direct owner of such securities, ABRY Mezzanine Investors, L.P., its general partner, ABRY Mezzanine Holdings, LLC, the general partner of ABRY Mezzanine Investors, and Royce Yodkoff, a controlling person of ABRY Mezzanine Holdings. Consists of 15,000 shares of Series C-1 Preferred Stock initially convertible into 7,462,687 shares of common stock, 5,000 shares of Series D Preferred Stock, initially convertible into 2,994,011 shares of common stock, 10,000 shares of stock appreciation rights, warrants to purchase 1,333,333 shares of common stock, and 4,000 restricted stock units.

(4)        Based on Schedule 13G filed February 3, 2006.

(5)          Based on amended Schedule 13G filed February 14, 2006.  Includes 3,706,816 shares held by Kellogg Capital Group, LLC, 23,300 shares held by Matthew Brand and 11,000 shares held by Jeff Anderson.

(6)          Includes 1,377 shares held in trust or custodial or trust accounts for Mr. Ellis’ spouse and children.  Does not include 200,000 shares held by a charitable foundation for which Mr. Ellis has investment discretion.

(7)          Does not include shares held by ABRY Mezzanine Partners, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than ten percent stockholders are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

One of our significant shareholders, Capital Resource Partners IV, L.P. filed late two form 4s during the year ended September 30, 2006 relating to warrants and Series C-1 Preferred Stock it had purchased.  In addition, Mr. Waldon filed late his initial report of beneficial ownership on Form 3.  Except with respect to those filings, and based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, to our knowledge all necessary parties have complied with all Section 16(a) filing requirements applicable to its officers, directors and greater-than ten percent beneficial owners during the fiscal year ended September 30, 2006.

PROPOSAL 2: APPROVAL OF AMENDMENT TO 2001 STOCK INCENTIVE PLAN TO INCREASE PLAN RESERVATION BY 1,500,000 SHARES

Our Board of Directors unanimously approved at its regular meeting on November 6, 2006, subject to approval by our stockholders at the annual meeting, an amendment to our 2001 Stock Incentive Plan that will increase by 1,500,000 shares the number of shares reserved for issuance under the plan.  If this amendment is approved, the share reservation under the incentive plan will be increased on February 5, 2007.  Although the plan reserves a total of 13,900,000 shares for issuance under awards (including options) granted under the plan, at December 29, 2006, there remained only approximately 720,000 shares available for future grant. Except with respect to our policy to automatically grant options to directors annually, we have not established any specific plans or arrangements with respect to the shares of common stock that will be available through this increased reservation.

Purpose of the Amendment

We use stock-based incentives as the primary means of long-term incentive for our employees and as a means of tying employee compensation to our performance and the value we generate to stockholders based on the market price of our common stock.  We issued options both as an incentive for future performance, and to retain employees, in 2002 when our then holding company was in bankruptcy proceedings.  A significant portion of the options granted in 2002—options for 4,620,000 shares—were issued with an exercise price ($3.00 per share) that was substantially above market price at the time they were granted and that continues to be well above the trading range of our common stock.  We made additional broad option grants in early calendar 2004 when our shares became more actively traded in the over-the-counter market.

In December 2005, in order to reduce the amount of expense we incur because of the implementation of SFAS No. 123(R), we determined to change the principal stock based incentives we issue from stock options to a combination of restricted stock units and stock-settled, stock appreciation rights.  We expect the use of restricted stock units to also decrease somewhat the annual consumption of shares under our benefit plans.

We last amended the Stock Incentive Plan on May 4, 2006 to increase the reservation by 1,500,000 shares.  Nevertheless, we issued a significant number of stock appreciation rights (a total of 300,000) in connection with the retention of a new Chief Financial Officer and additional stock appreciation rights (a total of 700,000) to new employees in connection with the acquisition of MAI Systems Corporation.  With our regular program of grants for new hires and promotions, and for annual incentives, we believe the shares remaining may be inadequate for the 2007 fiscal year.

We continue to believe that stock based incentives are an important ingredient in the compensation packages for executive, technical and other personnel of most publicly traded corporations.  Without the ability to grant additional stock-based incentives, we do not believe that we would have the appropriate tools to compete with other technology companies for the talented technical, sales and management personnel we need to succeed.  We believe the increased reservation provided by the amendment will add enough shares to satisfy our needs for the next several years.

About our Incentive Plan

We may grant, through our Compensation Committee which administers the incentive plan, a variety of different types of awards under our incentive plan, including stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance awards, and dividend equivalents. Our Compensation Committee may grant awards under the plan to our employees, to our directors or to consultants who provide valuable services to SoftBrands.  Subject to the requirements we describe below, our Compensation Committee, based on its judgment as to what is appropriate and in our best interest, establishes the number of awards and the terms of the individual awards that are granted.

Until December 2005, all of the awards that we had granted under the incentive plan had been stock options.  Although our Compensation Committee had authority to grant both incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code, and non-qualified stock options, virtually all options had been incentive stock options.  Our incentive plan provides that the exercise price per share under any stock option, and the grant price of other awards under the incentive plan, may not be less than 100% of the fair market value of our common stock on the date of the grant.  Our Compensation Committee bases fair market value on the closing price on the day prior to grant. Most options we have granted vest in annual increments of 25% of the shares subject to the option over four years and expire in ten years.

We have been required under SFAS No. 123(R) to reflect compensation expense in our income statement whenever stock based incentives are granted, and over the vesting period, since the beginning of our 2006 fiscal year.  Because stock options of the form we had granted in the past created expense that we concluded was disproportionate to their benefit, in December 2005 our Compensation Committee determined to instead emphasize two new forms of stock based incentive:  restricted stock units and stock appreciation rights.  Restricted stock units represent our unsecured obligation to issue shares upon achievement of future conditions.  We have granted restricted stock units that vest with respect to 25% of the shares on each of the four years after the date of grant and will obligate us to issue shares on those dates if the recipient remains employed.  Generally, we issue restricted stock units with respect to approximately 1/3 the number of shares that we had previously issued options.

We also issued to upper levels of management, and to new management employees, stock appreciation rights that may be settled only in shares of our stock.  In general, these rights provide the employee with the ability to acquire the number of shares of our common stock that has a market value on the exercise date equal to the difference between the market price on the exercise date and the exercise price (fair market value on the grant date), multiplied by the number of shares to which the right is being exercised.  The stock appreciation rights we have granted vest over four years and expire on the fifth year after the date of grant.

As part of these changes in form of stock-based compensation, we also changed our policy with respect to automatic grant of stock options to directors.  Rather than granting stock options to purchase 50,000 shares of common stock on initial election and options to purchase 20,000 shares on July 31 of each year, our Compensation Committee revised our policy to provide for the grant of 20,000 stock appreciation rights and 10,000 restricted stock units on initial election, and 10,000 stock appreciation rights and 4,000 restricted stock units on July 31 of each year.  Like the options, the stock appreciation rights and restricted stock units granted to directors vest with respect to 1/3 of the subject shares on the date of grant, and with respect to an additional 1/3 in the following two years, and remain exercisable for their term if a director’s service terminates for any reason other than cause.

Any of our employees, officers, directors, consultants or independent contractors is eligible to receive a stock-based award under the incentive plan.  During the past two years, we have granted options primarily to management employees and directors.  The incentive plan prohibits us from granting to employees any award for more than 2,000,000 shares in the aggregate in any calendar year.  This annual limitation, which is intended to allow us to continue to deduct these awards as compensation expense if their value exceeds $1 million, specifically includes the grant of any “performance-based awards” within the meaning of Section 162(m) of the Internal Revenue Code.

Income Tax Effects

We do not expect the grant of stock options to result in any tax consequences for the recipient or to us.  The holder of an incentive stock option will have no taxable income when the option is exercised (except that the alternative minimum tax may apply), and we will receive no tax deduction when an option is exercised.  The holder of a nonqualified option (an option that does not qualify as an incentive stock option) will recognize ordinary income when the option is exercised equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price.  We will be entitled to a tax deduction when a nonqualified option is exercised for the same amount, provided that the general rules concerning deductibility of compensation are satisfied.  The tax consequences to an optionee of a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or a nonqualified stock option.  Generally, there will be no tax consequence to us in connection with a disposition of shares acquired under an option, except that we may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding period has been satisfied.

At the time an SAR is granted, an optionholder will not recognize any taxable income.  At the time of exercise of an SAR, the optionholder will recognize ordinary income equal to the cash or the fair market value of the shares received.  Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but generally will qualify as a capital gain.  We will generally be allowed an income tax deduction in the amount that, and for our taxable year in which, the optionholder recognizes ordinary income upon the exercise of an SAR.

The tax consequences of restricted stock and performance awards—which we refer to collectively as “deferred awards”—are similar.  At the time a deferred award is granted, a recipient will not recognize any taxable income.  At the time a deferred award matures or “vests,” the recipient will recognize ordinary income equal to the cash or fair market value of the shares received.  Any additional gain recognized on a subsequent sale or exchange of the shares will not be compensation income but will be treated as capital gain if, as is usually the case, the shares are held as a capital asset.  Under Section 83(b) of the Internal Revenue Code, a recipient of a restricted stock award may elect, not later than 30 days after the grant of restricted stock, to include as ordinary income the fair market value of the stock at the grant date.  If a Section 83(b) election is made, any future appreciation in the value of the stock will be capital gain.  If the stock is forfeited under the terms of the restricted stock award, the recipient will not be allowed a tax deduction with respect to the forfeiture.  We generally will be allowed an income tax deduction in the amount that, and for our taxable year in which, a recipient recognizes ordinary income pursuant to a restricted stock award or performance award, but only if we properly report such income to the Internal Revenue Service or withhold income tax as required under the Code.

Vote Required

The affirmative vote of holders of a majority of the voting power of the shares of common stock, Series B Preferred Stock, Series C-1 Preferred Stock, and Series D Preferred Stock, voting as a single class on an as-converted basis, present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 2.

Our Board of Directors recommends that you vote “FOR” Proposal 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our management is responsible for our internal controls and our financial reporting process.  Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Our Audit Committee has met and held discussions with our management and our independent accountants.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent accountants.  The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

Our independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence.  The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors on December 20, 2006 that the audited consolidated financial statements for the fiscal year ended September 30, 2006 be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Members of the Audit Committee

Jeffrey Vorholt (Chair)
Dann V. Angeloff
Elaine Wetmore

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

We have selected PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending September 30, 2007.  Representatives of PricewaterhouseCoopers LLP, which has served as our independent accountants since 2002, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Independent Accountant Fees and Services.

The following table provides information regarding the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, during the past two fiscal years:

Fee Category	2005 Fees	2006 Fees
Audit Fees	$606,000	$523,000
Audit-Related Fees	303,000	164,000
Tax Fees	401,000	166,000
All Other Fees	6,000	152,000
Total Fees	$1,316,000	$1,005,000

Audit Fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports, and services that are normally provided by PricewaterhouseCoopers in connection with statutory and regulatory filings or engagements.  Approximately $117,000 of the 2006 audit fees presented above had been billed as of September 30, 2006.

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include work related to our Form 10 registration and related amendments, as well as other amended filings with the Securities and Exchange Commission, initial Sarbanes-Oxley Act Section 404 discussions, and consultations concerning debt and equity transactions.

Tax Fees consist of fees billed for professional services for tax compliance, tax advice and tax planning, as well as some personal tax preparation services for US personnel working on our behalf overseas. These services include assistance regarding federal, state and international tax compliance, tax audit defense, custom and duties, acquisitions and divestitures and international tax planning.

All Other Fees consist of fees for products and services other than the services reported above.  In 2006, we incurred fees of approximately $148,000 for acquisition-related due diligence services.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE NEXT ANNUAL MEETING

Any stockholder wishing to include a proposal in our proxy solicitation materials for our next annual meeting of stockholders must submit the proposal for consideration in writing to our Corporate Secretary at our principal executive offices, Two Meridian Crossings, Suite 800, Minneapolis, MN 55423, no later than August 30, 2007.

Pursuant to our Bylaws, in order for business to be properly brought before the next annual meeting by a stockholder, or in order for a nominee for director to be considered at the next annual meeting, the stockholder must give written notice of the stockholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than August 30, 2007.  Each notice must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

The proxies designated in the attached form will use discretionary authority to vote against any stockholder proposal, or director nominee not made by management, that is presented at the next annual meeting if:  (i) the proposal or nominee has been properly omitted from our proxy materials under federal securities laws; (ii) notice of the proposal or nominee was not submitted to our corporate Secretary  at the address listed above by August 30, 2007; or (iii) the proponent has not solicited proxies in compliance with federal securities laws from the holders of at least the percentage of our voting shares required to carry the proposal or elect the nominee.

GENERAL

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be acted upon at the Annual Meeting.  In the event that any other matters properly come before the meeting calling for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

By Order of the Board of Directors,

Gregg A. Waldon
Secretary

Dated:  December 29, 2006

SOFTBRANDS, INC.

2006 ANNUAL STOCKHOLDERS MEETING

February 5, 2007

proxy

This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Randal B. Tofteland, and Gregg A. Waldon, and each of them, with the power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of SoftBrands, Inc., to be held on February 5, 2007, and any adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

PLEASE MARK SIGN, DATE AND RETURN THIS PROXY PROMPTLY BY
MAIL OR ELECTRONICALLY AS DESCRIBED ON THE REVERSE SIDE.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•                    Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 2, 2007.

•                    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/sbn/ – QUICK *** EASY *** IMMEDIATE

•                    Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on February 2, 2007.

•                    Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to SoftBrands, Inc., c/o Shareowner Services sm, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors	01 W. Douglas Lewis	02 Jeffrey Vorholt	☐	Vote FOR all nominees (except as marked)	☐	WITHHOLD AUTHORITY to vote all nominees

(Instructions: To withhold authority to vote for a specific nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve an amendment to the 2001 Stock Incentive Plan to increase authorized shares by 1,500,000.

	☐ For	☐ Against		☐ Abstain

3.	To vote with discretionary authority on any other matter that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE DIRECTORS NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

Address Change? Mark Box ☐ Indicate changes below:	Date

Signature(s) in Box

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.